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                                                                     EXHIBIT 5.1

BODMAN LLP
6TH FLOOR AT FORD FIELD
1901 ST. ANTOINE STREET
DETROIT, MICHIGAN 48226
313-393-7579 FAX
313-259-7777

July 10, 2007

United Bancorp, Inc.
205 E. Chicago Boulevard
Tecumseh, Michigan 49286

Re: Registration Statement on Form S-8;
    17,414 Shares of Common Stock, No Par Value

Dear Sir/Madam:

We are counsel to United Bancorp, Inc., a Michigan corporation (the "Company"). This opinion is being rendered with respect to the Registration Statement ("Registration Statement") on Form S-8 being filed by the Company with the Securities and Exchange Commission on or about the date hereof for the purpose of registering under the Securities Act of 1933 (the "Act"), as amended, 17,414 shares (the "Shares") of the Company's shares of common stock, no par value, issuable under the Company's Senior Management Bonus Deferral Stock Plan (the "Plan"). This opinion is being furnished in connection with the requirements of
Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

We have examined such certificates, instruments and documents and reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Our opinion expressed below is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except the Business Corporation Act of the State of Michigan (the "MBCA") and the federal laws of the United States of America.

Based upon such examination and review, we are of the opinion that the Shares registered by the Registration Statement, when issued and paid for as contemplated in the Plan, assuming due execution of the certificates therefor, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of person whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

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United Bancorp
July 10, 2007
Page 2


This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the current MBCA or the current federal law of the United States be changed by legislative action, judicial decision or other.

This opinion is furnished to you solely for your benefit to be used by you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon by any other person or by you for any other purpose.

                                        Very truly yours,

                                        BODMAN LLP


                                        By: /s/ Fred B. Green
                                            ------------------------------------
                                            Fred B. Green, a partner

FBG/ct